Putnam Equity Income Fund
5/31/12 Semi Annual

Because of the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1   Class A	 27,324
        Class B	 731
        Class C  919

72DD2   Class M  296
        Class R  678
        Class Y  8,665

73A1    Class A	 0.177
        Class B	 0.118
        Class C   0.122

73A2    Class M  0.139
        Class R  0.159
        Class Y  0.196

74U1    Class A	 155,033
        Class B	 5,666
        Class C  7,846

74U2    Class M  2,055
        Class R  4,495
        Class Y  49,657

74V1    Class A	 15.13
        Class B	 14.99
        Class C  15.01

74V2    Class M  14.99
        Class R  15.04
        Class Y  15.13


Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Additional Information About Errors and Omissions Policy
Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.